Exhibit (c)(2)(v)

ISSUE 27-5
PREPARED FOR US 1 INDUSTRIES, INC.
VALUATION OF AMERICAN INTER-FIDELITY EXCHANGE
EXECUTIVE SUMMARY
PREPARED BY CAMBRIDGE PARTNERS & ASSOCIATES

REMARKS
[1] There were non-operating assets of "OTHER INVESTED ASSETS - INDIANA TRUCKER' EXCHANGE " in the amount of $1,020M and non-operating liability of $126M as of the valuation date.

[2] Minority discount calculated based on control premium of 20% for insurance industry based on Mergerstat data.

[3] Allocable percentage of interest of AIFE to US 1 calculated based on underwriting profit by management.

		MARKET VALUE	WTD
	COST APPROACH INDICATION [1]	$12,900	33%

	MARKET TRANSACTION APPROACH INDICATION (ROUNDED)	13,900	33%

	MARKET COMPARABLE APPROACH INDICATION (ROUNDED)	12,700	33%

	BUSINESS ENTERPRISE VALUE	13,200

[1]	ADD: NON-OPERATING ASSETS (LIABILITIES)	893

	MARKET VALUE OF INVESTED CAPITAL	$14,100

	LESS: LONG TERM DEBT	0

	MARKET VALUE OF EQUITY - TOTAL CONTROL BASIS	$14,100

[2]	LESS: DISCOUNT FOR LACK OF CONTROL (MINORITY) 16.7%	2,400

	MARKET VALUE OF COMMON EQUITY - MARKETABLE MINORITY INTEREST	11,700

[3]	TIMES: ALLOCABLE PERCENTAGE TO US 1 INDUSTRIES (Rounded) 13.3%	$1,600

	DIVIDED BY: NUMBER OF COMMON SHARES OUTSTANDING OF US 1 INDUSTRIES	14,243

	MARKET VALUE OF AIFE CONTRIBUTION TO US1 INDUSTRIES INTEREST ON PER SHARE BASIS	$0.11